Exhibit 5.1

November 14, 2024

Pixelworks, Inc.

16760 SW Upper Boones Ferry Road, Suite 101

Portland, Oregon 97224

Ladies and Gentlemen:

We have acted as special Oregon counsel to Pixelworks, Inc., an Oregon corporation (the “Company”), in connection with its filing of a Prospectus Supplement (the “Prospectus Supplement”) on November 14, 2024 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sale of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $10,000,000 (the “Placement Shares”), pursuant to the Company’s Registration Statement on Form S-3 (Registration No. 333-275569) (the “Registration Statement”). The Placement Shares are being issued and sold pursuant to the Sales Agreement between the Company and Roth Capital Partners, LLC, acting as agent, dated November 14, 2024 (the “Sales Agreement”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Sales Agreement, the Registration Statement, the Prospectus Supplement, the resolutions adopted by the Board of Directors of the Company relating to the offering of the Placement Shares, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Prospectus Supplement other than as expressly stated herein with respect to the issuance of the Placement Shares.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or scanned copies and the authenticity of the originals of such latter documents.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Placement Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Sales Agreement, will be validly issued, fully paid and non-assessable.

Pixelworks, Inc.

November 14, 2024

The opinion expressed herein is limited to the corporate law of the State of Oregon. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or Blue Sky laws. Our opinion is provided as of the date hereof, and we undertake no obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Prospectus Supplement and to all references to our Firm included in or made a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Tonkon Torp LLP

ARS/TPP/SAK/tkb